Exhibit 99.2

[FORM OF NOTICE TO RECORD SHAREHOLDERS OTHER THAN NOMINEES]

MISSION COMMUNITY BANCORP

NOTICE TO SHAREHOLDERS WHO ARE RECORD HOLDERS

Up to 15,184,020 Shares of Common Stock and Warrants to purchase an additional 15,184,020 Shares of Common Stock Issuable Upon

Exercise of Rights to Subscribe for Such Shares at $5.00 per Share

Enclosed for your consideration is a prospectus, dated                           , 2010 (the “Prospectus”), relating to the offering by Mission Community Bancorp (the “Company”) of subscription rights (the “Rights”) to purchase (i) shares of the Company’s common stock, without par value (“Common Stock”), and (ii) warrants to purchase additional shares of the Common Stock (“Warrants”), by shareholders of record (“Record Date Shareholders”) as of 5:00 p.m., Pacific time, on                           , 2010 (the “Record Date”).

The Rights may be exercised at any time during the subscription period, which commences on                                   , 2010, and ends at 5:00 p.m., Pacific time, on                                   , 2010, unless extended by the Company for a period of up to 30 trading days in its sole discretion (as it may be extended, the “Expiration Date”).  The Rights are assignable, however, the Rights will not be listed for trading on any stock exchange or market or on the OTC Bulletin Board, and, accordingly, may effectively be transferred only in private transactions prior to the Expiration Date.  If you wish to assign your Rights, you must contact the Company to request a Form of Assignment for your Rights.

As described in the Prospectus, Record Date Shareholders will receive fifteen (15) Rights for each share of Common Stock owned on the Record Date.  The Rights are evidenced by subscription certificates (the “Subscription Rights Certificates”).

Each Right entitles the holder (the “Rights Holders”) to purchase (i) one share of Common Stock at the subscription price of $5.00 per share, and (ii) one Warrant that entitles the Rights Holder to purchase one share of Common Stock.  Each Warrant will be immediately exercisable following issuance for a period of five years, to purchase one share of Common Stock at an exercise price of $5.00 per share.

Enclosed are copies of the following documents:

1.             Prospectus, dated                                 , 2010;

2.             Subscription Rights Certificate;

3.             Instructions as to Use of Subscription Rights Certificate

4.             A return envelope addressed to Mission Community Bancorp.

You will have no right to rescind your subscription after receipt of your payment of the subscription price.  Rights not exercised at or prior to 5:00 p.m., Pacific time, on the Expiration Date will expire.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO CINDY HARRISON AT MISSION COMMUNITY BANCORP AT:  (805) 782-5000 OR BY E-MAIL TO CHARRISON@MISSIONCOMMUNITYBANK.COM.